Exhibit 5.1

30 ROCKEFELLER PLAZA	AUSTIN	LONDON
NEW YORK, NEW YORK	BEIJING	MOSCOW
10112-4498	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 212.408.2500	DUBAI	RIYADH
FAX +1 212.408.2501	HONG KONG	SAN FRANCISCO
BakerBotts.com	HOUSTON	WASHINGTON
August 16, 2017
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111

Re:	Ascent Capital Group, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is being furnished in connection with the filing by Ascent Capital Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has requested our opinion concerning the status under Delaware law of the 300,000 shares of the Company’s Series A common stock, par value $.01 per share (the “Shares”), included in the Registration Statement, that may be issued pursuant to the terms of the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan (As Amended and Restated effective May 24, 2017) (the “Plan”).
For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	Amended and Restated Certificate of Incorporation of the Company, as currently in effect;

2.	Bylaws of the Company, as currently in effect;

3.
Resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the Plan and the preparation and filing of the Registration Statement under the Securities Act; and

4.	The Plan.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $.01 per share; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance of the Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Series A common stock reserved for issuance thereunder.

- 2 -	August 16, 2017

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares are duly authorized for issuance.

2.
If and when any Shares are issued in accordance with the requirements of the Plan and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and federal securities laws. We express no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.